Exhibit 99.1

ONE LIBERTY PROPERTIES REPORTS SECOND QUARTER

2016 RESULTS

- Completes $10.5 Million Acquisition After Quarter End -

GREAT NECK, New York, August 4, 2016 — One Liberty Properties, Inc. (NYSE: OLP), a real estate investment trust focused on net leased properties, today announced operating results for the quarter ended June 30, 2016.

Net income attributable to One Liberty in the current quarter increased to $12.4 million, or $0.72 per diluted share, from $3.7 million, or $0.22 per diluted share, in the second quarter of 2015, due primarily to an aggregate gain of $8.9 million on the sales of three properties. Adjusted Funds from Operations, or AFFO, increased to $8.6 million, or $0.50 per diluted share, for the quarter ended June 30, 2016, from $7.8 million, or $0.47 per diluted share, in the corresponding prior year period. A reconciliation of GAAP amounts to non-GAAP amounts is presented with the financial information included in this release.

Patrick J. Callan, Jr., President and Chief Executive Officer of One Liberty, commented, “The active management of our net lease portfolio continues to produce favorable results. We grew AFFO per diluted share in the second quarter by 6.4% over the corresponding prior year period. During the quarter, we acquired five properties and selectively disposed of three properties that reached their full potential. We have an extensive pipeline and believe that by remaining disciplined and executing effectively on our strategy, we will continue to create value for our stockholders.”

Operating Results:

Rental income for the three months ended June 30, 2016 grew 4.0%, or $600,000, to $15.6 million, from $15.0 million for the three months ended June 30, 2015. The increase is due primarily to $1.2 million of rental income from properties acquired during 2016 and 2015 offset by a $539,000 reduction of rental income from 11 properties sold during the six months ended June 30, 2016. At June 30, 2016, One Liberty’s occupancy rate is 98.1%.

Total operating expenses in the second quarter of 2016 were $9.6 million, compared to $7.9 million for the three months ended June 30, 2015. Approximately $996,000 of the increase is attributable to increases in real estate expenses, depreciation and real estate acquisition costs related to the properties acquired in 2016 and 2015, $134,000 of the increase is related to operating costs at two properties that are no longer occupied, and $281,000 of the increase is associated with general and administrative expenses.

Funds from Operations, or FFO, was $8.1 million, or $0.47 per diluted share, for the quarter ended June 30, 2016, compared to $7.7 million, or $0.47 per diluted share, in the corresponding period of 2015. Diluted per share FFO and AFFO were impacted in the current quarter by the approximate 768,000 share increase in the weighted average number of shares of common stock and unvested restricted stock outstanding due to issuances pursuant to One Liberty’s at-the-market offering, dividend reinvestment and equity incentive programs.

Acquisitions and Dispositions:

As previously disclosed, during the quarter ended June 2016, the Company acquired a distribution facility in El Paso, Texas for $23.7 million leased to a single tenant and four Advanced Auto stores in Ohio for $6.5 million. One Liberty anticipates these additions, which contributed $147,000 of rental income during the current quarter, will contribute approximately $1.0 million of rental income during the six months ending December 31, 2016.

One Liberty also disposed of three properties during the quarter for an aggregate sales price of $26.7 million and recognized an aggregate net gain of $8.9 million. The Company recognized $465,000 of rental income from such properties during the first quarter of 2016.

Balance Sheet:

At June 30, 2016, the Company had $35.6 million of cash and cash equivalents, total assets of $681.8 million, total debt of $376.8 million, net of $4.4 million of deferred financing costs, and total stockholders’ equity of $264.3 million.

The Company completed $40.4 million of mortgage financings during the quarter. The new mortgage debt bears a weighted average interest rate of 3.7% and its weighted average remaining term is 10.7 years. During the quarter, One Liberty also raised $4.5 million from the issuance of 196,000 shares of common stock pursuant to its at-the-market equity offering program at an average price of $23.19 per share and, pursuant to its dividend reinvestment plan, issued 32,000 shares of common stock in lieu of the payment of approximately $667,000 of cash dividends.

At August 2, 2016, One Liberty’s available liquidity was approximately $79.7 million, including approximately $6.7 million of cash and cash equivalents (net of the credit facility’s required $3 million deposit maintenance balance) and $73.0 million available under its credit facility.

Subsequent Events:

On August 2, 2016, One Liberty acquired for $10.5 million the fee interest in a land parcel located in Wheaton, Illinois.  The fee interest is improved by, and leased for 30 years to, an operator of a 342 unit multi-family property. One Liberty anticipates that this property will generate annual rental income of approximately $1.1 million.

Non-GAAP Financial Measures:

One Liberty computes FFO in accordance with the “White Paper on Funds From Operations” issued by the National Association of Real Estate Investment Trusts (“NAREIT”) and NAREIT’s related guidance. FFO is defined in the White Paper as net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from sales of property, plus real estate depreciation and amortization (including amortization of deferred leasing costs), plus impairment write-downs of depreciable real estate and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. Since the NAREIT White Paper only provides guidelines for computing FFO, the computation of FFO may vary from one REIT to another. One Liberty computes AFFO by adjusting FFO for straight-line rent accruals and amortization of lease intangibles, deducting lease termination fees and gains on extinguishment of debt and adding back amortization of restricted stock compensation, amortization of costs in connection with its financing activities (including its share of its unconsolidated joint ventures) and prepayment costs associated with mortgage debt.

One Liberty believes that FFO and AFFO are useful and standard supplemental measures of the operating performance for equity REITs and are used frequently by securities analysts, investors and other interested parties in evaluating equity REITs, many of which present FFO and AFFO when reporting their operating results. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate assets, which assumes that the value of real estate assets diminish predictability over time. In fact, real estate values have historically risen and fallen with market conditions. As a result, management believes that FFO and AFFO provide a performance measure that when compared year over year, should reflect the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not be necessarily apparent from net income. Management also considers FFO and AFFO to be useful in evaluating potential property acquisitions.

FFO and AFFO do not represent net income or cash flows from operations as defined by GAAP. FFO and AFFO should not be considered to be an alternative to net income as a reliable measure of our operating performance; nor should FFO and AFFO be considered an alternative to cash flows from operating, investing or financing activities (as defined by GAAP) as measures of liquidity. FFO and AFFO do not measure whether cash flow is sufficient to fund all of the Company’s cash needs, including principal amortization, capital improvements and distributions to stockholders.

Management recognizes that there are limitations in the use of FFO and AFFO. In evaluating the Company’s performance, management is careful to examine GAAP measures such as net income and cash flows from operating, investing and financing activities.

Forward Looking Statement:

Certain information contained in this press release, together with other statements and information publicly disseminated by One Liberty Properties, Inc. is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. We intend such forward looking statements to be covered by the safe harbor provision for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for the purpose of complying with these safe harbor provisions. Information regarding certain important factors that could cause actual outcomes or other events to differ materially from any such forward looking statements appear in the Company's Annual Report on Form 10-K for the year ended December 31, 2015 and in particular “Item 1A. Risk Factors” included therein. You should not rely on forward looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, performance or achievements.

About One Liberty Properties:

One Liberty is a self-administered and self-managed real estate investment trust incorporated in Maryland in 1982. The primary business of the Company is to acquire, own and manage a geographically diversified portfolio consisting primarily of retail, industrial, flex and health and fitness properties, many of which are subject to long term leases. Many of the Company’s leases are “net leases”, under which the tenant is typically responsible for real estate taxes, insurance and ordinary maintenance and repairs.

Contact:

One Liberty Properties

Investor Relations

Phone: (516) 466-3100

www.onelibertyproperties.com

ONE LIBERTY PROPERTIES, INC.

CONDENSED BALANCE SHEETS

(Amounts in Thousands)

	June 30,	December 31,
	2016	2015
ASSETS
Real estate investments, net	$585,288	$562,257
Properties held-for-sale	-	12,259
Investment in unconsolidated joint ventures	11,132	11,350
Cash and cash equivalents	35,557	12,736
Restricted cash	-	1,074
Unbilled rent receivable	12,707	13,577
Unamortized intangible lease assets, net	30,849	28,978
Other assets	6,257	4,268
Total assets	$681,790	$646,499

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable, net of $3,948 and $3,373 deferred financing costs	$351,849	$331,055
Line of credit-outstanding, net of $422 and $506 deferred financing costs	24,928	17,744
Unamortized intangible lease liabilities, net	14,244	14,521
Other liabilities	24,717	20,753
Total liabilities	415,738	384,073

Total One Liberty Properties, Inc. stockholders' equity	264,320	260,495
Non-controlling interests in consolidated joint ventures	1,732	1,931
Total equity	266,052	262,426
Total liabilities and equity	$681,790	$646,499

ONE LIBERTY PROPERTIES, INC.   (NYSE:  OLP)

(Amounts in Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenues:
Rental income, net	$15,594	$14,992	$30,650	$28,886
Tenant reimbursements	1,639	790	2,927	1,572
Lease termination fee	-	-	-	650
Total revenues	17,233	15,782	33,577	31,108

Operating expenses:
Depreciation and amortization	4,398	3,921	8,583	7,655
General and administrative	2,671	2,390	5,280	4,782
Real estate expenses	2,159	1,273	4,334	2,607
Real estate acquisition costs	244	79	448	327
Federal excise and state taxes	78	124	154	198
Leasehold rent	77	77	154	154
Total operating expenses	9,627	7,864	18,953	15,723

Operating income	7,606	7,918	14,624	15,385

Other income and expenses:
Gain on sales of real estate, net	8,918	-	9,705	5,392
Purchase price fair value adjustment	-	-	-	960
Prepayment costs on debt	(154)	-	(577)	(568)
Equity in earnings (loss) of unconsolidated joint ventures	357	(183)	566	(36)
Other income	56	72	69	75
Interest:
Expense	(4,114)	(3,907)	(8,189)	(7,646)
Amortization and write-off of deferred financing costs	(210)	(186)	(455)	(641)

Net income	12,459	3,714	15,743	12,921
Net income attributable to non-controlling interests	(18)	(32)	(16)	(1,383)

Net income attributable to One Liberty Properties, Inc.	$12,441	$3,682	$15,727	$11,538

Net income per common share attributable to common stockholders-diluted	$0.72	$0.22	$0.91	$0.70

Funds from operations - Note 1	$8,104	$7,699	$14,987	$14,574
Funds from operations per common share-diluted - Note 2	$0.47	$0.47	$0.87	$0.88

Adjusted funds from operations - Note 1	$8,575	$7,807	$16,053	$15,129
Adjusted funds from operations per common share-diluted - Note 2	$0.50	$0.47	$0.93	$0.92

Weighted average number of common and unvested restricted shares outstanding:
Basic	17,184	16,423	17,091	16,381
Diluted	17,291	16,523	17,198	16,481

ONE LIBERTY PROPERTIES, INC.   (NYSE:  OLP)

(Amounts in Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Note 1:	2016	2015	2016	2015
NAREIT funds from operations is summarized in the following table:
GAAP net income attributable to One Liberty Properties, Inc.	$12,441	$3,682	$15,727	$11,538
Add: depreciation of properties	4,319	3,872	8,443	7,522
Add: our share of depreciation of unconsolidated joint ventures	223	87	447	180
Add: amortization of deferred leasing costs	79	49	140	133
Add: Federal excise tax relating to gain on sales	(5)	45	6	84
Deduct: gain on sales of real estate	(8,918)	-	(9,705)	(5,392)
Deduct: purchase price fair value adjustment	-	-	-	(960)
Adjustments for non-controlling interests	(35)	(36)	(71)	1,469

NAREIT funds from operations applicable to common stock	8,104	7,699	14,987	14,574

Deduct: straight-line rent accruals and amortization of lease intangibles	(667)	(677)	(1,428)	(979)
Deduct: lease termination fee income	-	-	-	(650)
Add: our share of straight-line rent accruals and amortization
of lease intangibles of unconsolidated joint ventures	12	1	23	-
Add: amortization of restricted stock compensation	740	585	1,406	1,162
Add: prepayment costs on debt	154	-	577	568
Add: amortization and write-off of deferred financing costs	210	186	455	641
Add: our share of amortization of deferred financing costs
of unconsolidated joint ventures	6	3	13	11
Adjustments for non-controlling interests	16	10	20	(198)

Adjusted funds from operations applicable to common stock	$8,575	$7,807	$16,053	$15,129

Note 2:
NAREIT funds from operations is summarized in the following table:
GAAP net income attributable to One Liberty Properties, Inc.	$0.72	$0.22	$0.91	$0.70
Add: depreciation of properties	0.26	0.24	0.49	0.46
Add: our share of depreciation of unconsolidated joint ventures	0.01	0.01	0.02	0.01
Add: amortization of deferred leasing costs	-	-	0.01	0.01
Add: Federal excise tax relating to gain on sales	-	-	-	-
Deduct: gain on sales of real estate	(0.52)	-	(0.56)	(0.33)
Deduct: purchase price fair value adjustment	-	-	-	(0.06)
Adjustments for non-controlling interests	-	-	-	0.09

NAREIT funds from operations per share of common stock-diluted	0.47	0.47	0.87	0.88

Deduct: straight-line rent accruals and amortization of lease intangibles	(0.04)	(0.05)	(0.08)	(0.06)
Deduct: lease termination fee income	-	-	-	(0.04)
Add: our share of straight-line rent accruals and amortization
of lease intangibles of unconsolidated joint ventures	-	-	-	-
Add: amortization of restricted stock compensation	0.04	0.04	0.08	0.08
Add: prepayment costs on debt	0.01	-	0.03	0.03
Add: amortization and write-off of deferred financing costs	0.02	0.01	0.03	0.04
Add: our share of amortization of deferred financing costs
of unconsolidated joint ventures	-	-	-	-
Adjustments for non-controlling interests	-	-	-	(0.01)

Adjusted funds from operations per share of common stock-diluted	$0.50	$0.47	$0.93	$0.92